Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com
For Immediate Release

Spire Reports Third Quarter Results
Spire Transition Remains on Track

ST. LOUIS (August 2, 2017) - Spire Inc. (NYSE: SR) today reported operating results for its fiscal 2017 third quarter ended June 30, 2017. Highlights include:

•	Third quarter fiscal 2017 diluted earnings per share of $0.45, compared to $0.24 in fiscal 2016

•	Net economic earnings* per share of $0.44 up from prior year results of $0.33

•	As planned, our gas companies are transitioning to Spire in September

“We delivered strong performance across the company in our third quarter, reflecting growth of our gas companies serving 1.7 million customers across Alabama, Mississippi and Missouri. We are continuing to increase our investment in both infrastructure upgrades and in technology that together enhance the service to our customers while keeping costs low,” said Suzanne Sitherwood, president and chief executive officer of Spire. “At the same time, we are transitioning all of our gas companies to Spire, as we work to build a better natural gas company - one that manages costs efficiently, uses technology to make it easier for our customers to connect with us, and supports the communities that we serve.”

Third Quarter Results	Three months ended June 30,
	(Millions)		(Per Diluted Share)
	2017	2016	2017	2016
Net Economic Earnings (Loss)* by Segment
Gas Utility	$23.3	$18.0	$0.48	$0.41
Gas Marketing	2.3	1.8	0.05	0.04
Other	(4.0)	(5.2)	(0.09)	(0.12)
Total	$21.6	$14.6	$0.44	$0.33
Acquisition-related costs, pre-tax	(1.9)	(1.8)	(0.04)	(0.04)
Fair value adjustments, pre-tax	2.2	(4.5)	0.05	(0.10)
Income tax effect of adjustments	(0.2)	2.4	—	0.06
Increase in shares	—	—	—	(0.01)
Net Income	$21.7	$10.7	$0.45	$0.24

Average Shares Outstanding in Millions			48.2	44.6
* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the three months ended June 30, 2017, the third quarter of our fiscal year, we reported consolidated net income of $21.7 million (or $0.45 per diluted share) compared to $10.7 million (or $0.24 per diluted share) in the prior year period. Net economic earnings (NEE) for the third quarter of fiscal 2017 were $21.6 million (or $0.44 per share), up from $14.6 million (or $0.33 per share) last year, reflecting higher earnings in both Gas Utility and Gas Marketing segments as well as lower corporate costs.
NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives. It also excludes the impacts of acquisition, divestiture and restructuring activities in the fiscal year in which they occur, including expenses, financing impacts and operating results in fiscal 2016 associated with the acquisition of EnergySouth (Mobile Gas and Willmut Gas) as well as overall integration activities.
Per share results were impacted by an 8 percent increase in average shares outstanding reflecting equity issuance in May 2016 and April 2017 in connection with the financing of the EnergySouth acquisition, and maturity of equity units. See “Balance Sheet and Cash Flows” later in this release for details.
Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Third quarter net income was $23.0 million for fiscal 2017, up from $17.9 million a year ago. NEE for the segment increased to $23.3 million from $18.0 million in the prior year, driven by organic growth and higher investments across our utilities.
Contribution margin increased by $23.7 million with $12.6 million due to the addition of EnergySouth. Growth in our Missouri and Alabama utilities reflects a $5.0 million lower regulatory adjustment to revenues for Alagasco, $4.0 million higher Infrastructure System Replacement Surcharge (ISRS) revenues for the Missouri Utilities, and modest customer growth.
Operation and maintenance (O&M) expenses of $100.8 million for the quarter were up $9.0 million, reflecting the addition of EnergySouth ($7.8 million) and an increase at the Missouri Utilities partially offset by lower O&M expenses for Alagasco. Depreciation and amortization expenses increased by $4.2 million from last year, with $2.6 million from the addition of EnergySouth and the remainder reflecting higher capital investment including infrastructure and technology upgrades. Those investments and the addition of EnergySouth also drove taxes other than income ($1.1 million higher) and gross receipts taxes ($2.0 million higher).
Gas Marketing
The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing and related services on a non-regulated basis across the country, with a core operating footprint in the central U.S. For the third quarter of fiscal 2017, Gas Marketing reported net income of $3.7 million compared to a net loss of $1.0 million in the prior-year period. Removing fair value adjustments in both periods, third quarter NEE was $2.3 million in fiscal 2017, up from $1.8 million in the prior year, reflecting increased spreads and asset optimization in the current-year quarter.
Other
Other non-utility operations and corporate costs were $5.0 million in the third quarter of 2017 compared to $6.2 million in the year-ago period. On an NEE basis, third quarter costs were $4.0 million in 2017, down from $5.2 million a year ago. Interest expense associated with acquisition-related debt constitutes a significant portion of these costs, and for the quarter, higher interest costs were more than offset by lower income tax expense.

Year-to-Date Results	Nine Months Ended June 30,
	(Millions)		(Per Diluted Share)
	2017	2016	2017	2016
Net Economic Earnings (Loss) by Segment
Gas Utility	$187.3	$170.5	$4.02	$3.91
Gas Marketing	3.7	4.5	0.08	0.10
Other	(12.9)	(11.8)	(0.28)	(0.27)
Total	$178.1	$163.2	$3.82	$3.74
Acquisition-related costs, pre-tax	(2.1)	(5.1)	(0.04)	(0.12)
Fair value adjustments, pre-tax	(3.0)	(2.6)	(0.07)	(0.06)
Income tax effect of adjustments	1.9	2.9	0.04	0.07
Increase in shares	—	—	—	(0.03)
Net Income	$174.9	$158.4	$3.75	$3.60

Average Shares Outstanding in Millions			46.6	43.8

For the first nine months of fiscal 2017, we reported consolidated net income of $174.9 million (or $3.75 per diluted share) compared to $158.4 million (or $3.60 per diluted share) for the prior year. NEE for the nine months ended June 30, 2017 was $178.1 million (or $3.82 per share) up from $163.2 million (or $3.74 per share) a year ago. The increase in earnings reflects higher Gas Utility results driven by the addition of EnergySouth and overall growth in Missouri and Alabama, partially offset by slightly lower Gas Marketing earnings and modestly higher corporate costs. Per share results were impacted by a 6.4 percent increase in shares outstanding due to the issuance of shares in May 2016 and April 2017 as noted earlier.
Gas Utility
For the first nine months of fiscal 2017, the Gas Utility segment reported net income of $187.0 million compared to $169.6 million in the prior year. Segment NEE for the first nine months was $187.3 million in fiscal 2017, up $16.8 million or 9.9 percent from a year ago, reflecting the addition of EnergySouth in the current year, as well as improved results from the Missouri Utilities and Alagasco despite impacts from milder weather.
Year-to-date segment contribution margin increased by $73.3 million, including $59.5 million from the addition of EnergySouth. In addition, the higher contribution margin reflects a $10.8 million increase in ISRS revenues at the Missouri Utilities and $10.8 million in lower regulatory adjustments to revenues and higher benefit sharing under the Cost Containment Mechanism in Alabama. These positive factors were partially offset by a $10.3 million impact from lower consumption and demand due to warmer winter temperatures compared to last year. O&M expenses increased by $20.9 million, reflecting the addition of EnergySouth ($26.9 million). Excluding EnergySouth, O&M expenses were lower by $6.0 million largely due to the weather during the heating season being warmer compared to last year, which resulted in lower employee-related costs across our other utilities. Depreciation and amortization rose by $12.5 million with $7.9 million attributable to EnergySouth and the remainder reflecting increased capital investment at the Missouri Utilities and Alagasco over the last year.
Gas Marketing
The Gas Marketing segment reported fiscal year-to-date net income of $1.9 million compared to net income of $2.8 million a year ago. Excluding adverse mark-to-market and fair value adjustments, NEE was $3.7 million, down from $4.5 million in the prior year. The earnings decrease reflects a lower contribution margin primarily due to lower storage optimization.

Other
Other non-utility operations and corporate costs in the first nine months were $14.0 million in both fiscal 2017 and 2016. On an NEE basis, year-to-date costs were $12.9 million up from $11.8 million in the prior-year period. A significant portion of these costs are related to interest expense which increased from the prior year principally due to increased costs on EnergySouth debt.
Balance Sheets and Cash Flows
We continue to maintain a strong capital structure with ample liquidity. Since the beginning of the calendar year, Spire completed a series of planned debt and equity transactions tied in large part to the Alagasco acquisition financing originally raised in 2014, especially the maturity of $250 million in floating rate notes and the conversion of $143.8 million in equity units. The net result of those transactions was to secure a net $142.0 million in equity proceeds and decrease total long-term debt (including current portions) by $143.8 million. The equity component of our long-term capitalization was 51.3 percent at June 30, 2017, compared to 49.8 percent at September 30, 2016.
In addition, Laclede Gas has committed to a private placement of $170 million of first mortgage bonds that will fund by September 15, 2017, the proceeds of which are expected to be used to pay down short-term debt.
As noted earlier in this release, the average number of outstanding shares for the quarter ended June 30, 2017 has increased to 48.2 million shares from 44.6 million shares in the prior year. The increase was primarily due to the following two issuances:

•	On April 3, 2017, Spire issued approximately 2.5 million shares of common stock upon the conversion of the equity units noted above.

•	In May 2016, Spire issued approximately 2.2 million shares to help fund the acquisition of EnergySouth.
Short-term borrowings outstanding at June 30, 2017 were $450.7 million compared to $97.6 million a year ago, with balances in each period reflecting the timing of capital raises referenced above. In 2017, short-term balances are anticipated to decrease with the proceeds of the $170 million Laclede Gas private placement. Prior year short-term debt balances benefited from approximately $133 million in equity net proceeds from the common share issuance related to the EnergySouth acquisition. Taking into account these two financings, pro forma short-term debt balances would be approximately $281 million at June 30, 2017 and $231 million a year earlier, with the year-over-year difference reflecting growth in our scale and increased investment activity largely in our gas utilities.
Net cash provided by operating activities was $320.7 million for the nine months ended June 30, 2017, compared to $356.9 million for the first nine months of 2016. The modest decrease is primarily due to changes in working capital largely driven by the relative weather conditions and gas prices during the periods.
Capital expenditures for the first nine months of our fiscal year were $298.6 million in 2017, up from $195.3 million in the prior year with approximately $11 million of the increase driven by the addition of EnergySouth. Capital spend for the rest of our utilities was up nearly $75 million, or more than 38 percent, reflecting increased infrastructure upgrades as well as investment to support customer growth and new business development.

For additional details on Spire’s results for the third quarter and first nine months of fiscal 2017, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.
Transitioning our Gas Companies to Spire
Over the last several years, we have grown and transformed ourselves by executing on our growth strategy including organically growing our company and by successfully acquiring and integrating several gas companies. In April 2016, we changed the name of our parent company to Spire Inc. to better reflect the company we have become.
As we continue the process of bringing our companies together, we are also transitioning each of our five gas utilities to Spire. Communicating this transition to our employees, customers and communities is already underway, and we expect the transition to be largely completed by the end of September.
This transition is more than changing a name. It’s about fulfilling our promise to bring people and energy together in ways that enrich lives and add value for our shareholders. It’s about building a better natural gas company in three important ways:

•	Service: Thanks to new technology and options like a mobile-friendly website, it’s easier for customers to get in touch with us to manage their account on the go.

•	Savings: As a bigger company, we can manage costs more efficiently to keep customer bills low.

•	Support: We care about supporting and making a difference in the communities we serve.
Regulatory Update
Missouri ISRS
On April 26, 2017, the Missouri Public Service Commission (MoPSC) approved additional ISRS revenue in the amount of $3 million each for Laclede Gas and MGE, effective June 1, 2017. The additional amounts bring the annual run rate to $49 million. ISRS allows for more timely regulatory recovery of investments made by our Missouri utilities to improve the integrity and safety of their distribution systems.
Missouri Rate Cases
In April, Laclede Gas and MGE each filed with the MoPSC a general rate case, requesting proposed rate changes. These requests were the first to be made by our Missouri utilities in approximately four years.
Laclede Gas’ request represents an incremental rate increase of $25.5 million, which is net of $32.6 million that is currently being recovered through ISRS, and MGE’s request represents a $34.0 million incremental increase, net of $16.4 million in ISRS recovery.
The regulatory process in Missouri provides the MoPSC up to 11 months to consider these filings, meaning new rates would go into effect by March 11, 2018. The published procedural schedule includes a period of discovery, which is ongoing now, during which we are responding to information requests from the MoPSC Staff and other parties as they prepare to file their testimony in September. The schedule also calls for public hearings in the Fall and formal hearings in December 2017.

Spire STL Pipeline
On January 26, 2017, we filed a certificate application with the Federal Energy Regulatory Commission (FERC) seeking approval for our Spire STL Pipeline, a 65-mile natural gas supply pipeline that will enhance reliability and the diversity of our physical transport portfolio while providing access to lower-cost shale gas from the Marcellus/Utica producing regions. Under the terms of a precedent agreement with Laclede Gas, executed on January 25, 2017, Laclede Gas will be a foundation shipper with a contractual commitment of 350 MMcf/d out of the total capacity of 400 MMcf/d.
On April 21, 2017, we filed an amended certificate application to adjust the preferred route for the pipeline to include a new six-mile segment rather than refurbishment of an existing line. The change offers a number of benefits including eliminating potential supply disruption risk for Laclede Gas, eliminating uncertainty regarding upgrade costs and reducing long-term integrity management costs.
We continue to work through the broader FERC process to secure approval to construct the project. We have largely completed the required environmental assessments and we are well underway in obtaining the required land rights. Preparations for constructing the project are also well underway. Pipe material has been procured and construction bids are being evaluated and finalized. Our schedule reflects an expected fiscal 2019 in-service date, and based on that schedule, the estimated project cost remains $190 million-$210 million.
Dividends
The Spire board of directors declared a quarterly common stock dividend of $0.525 per share, payable October 3, 2017, to shareholders of record on September 11, 2017. We have continuously paid a cash dividend since 1946, with 2017 marking the 14th consecutive year of increasing dividends on an annualized basis.
Earnings Guidance and Outlook
For fiscal 2017, our NEE guidance range continues to be $3.50-$3.60 per fully diluted share. Given our year-to-date results, we believe our full-year earnings will be in the upper half of that range.

Based on our year-to-date spend, our capital expenditures forecast for fiscal 2017 remains approximately $445 million, with investment in our gas utilities of approximately $420 million. Our five-year capital spend outlook for the fiscal years 2017-2021 remains approximately $2.3 billion, with 86 percent of that spend recovered with minimal regulatory lag or reflected in earnings.
Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its fiscal 2017 third quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, August 2
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142
The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at SpireEnergy.com under the Investors tab. A replay of the call will be available from 10 a.m. CT (11 a.m. ET) on August 2 to September 2 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10110718. A replay of the webcast will be available at SpireEnergy.com.

About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our non-utility operations include Spire Marketing which provides natural gas marketing and related services. We are committed to transforming our business and pursuing growth through 1) growing organically, 2) acquiring and integrating, 3) investing in infrastructure, and 4) innovation and technology. Learn more at SpireEnergy.com.
Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent and pending acquisitions. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended June 30, 2017 to be filed with the Securities and Exchange Commission later today.
This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including costs related to acquisitions and integration. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income - Unaudited

(In Millions, except per share amounts)	Three months ended June 30,		Nine months ended June 30,
	2017	2016	2017	2016

Operating Revenues:
Gas Utility	$305.1	$253.2	$1,419.1	$1,263.5
Gas Marketing and other	18.4	(3.9)	62.9	(5.5)
Total Operating Revenues	323.5	249.3	1,482.0	1,258.0
Operating Expenses:
Gas Utility
Natural and propane gas	76.7	54.1	524.8	463.7
Operation and maintenance	100.8	91.8	298.6	277.7
Depreciation and amortization	38.4	34.2	114.0	101.5
Taxes, other than income taxes	30.5	27.4	112.2	99.5
Total Gas Utility Operating Expenses	246.4	207.5	1,049.6	942.4
Gas Marketing and other	26.8	6.5	112.6	25.6
Total Operating Expenses	273.2	214.0	1,162.2	968.0
Operating Income	50.3	35.3	319.8	290.0
Other Income	1.5	1.6	5.6	3.8
Interest Charges:
Interest on long-term debt	19.0	16.6	57.3	50.2
Other interest charges	2.4	2.8	8.9	7.5
Total Interest Charges	21.4	19.4	66.2	57.7
Income Before Income Taxes	30.4	17.5	259.2	236.1
Income Tax Expense	8.7	6.8	84.3	77.7
Net Income	$21.7	$10.7	$174.9	$158.4

Weighted Average Number of Common Shares Outstanding:
Basic	48.1	44.4	46.4	43.6
Diluted	48.2	44.6	46.6	43.8

Basic Earnings Per Share of Common Stock	$0.45	$0.24	$3.76	$3.62
Diluted Earnings Per Share of Common Stock	$0.45	$0.24	$3.75	$3.60
Dividends Declared Per Share of Common Stock	$0.53	$0.49	$1.58	$1.47

Condensed Consolidated Balance Sheets - Unaudited

(In Millions)	June 30,	September 30,	June 30,
	2017	2016	2016
ASSETS
Utility Plant	$5,071.4	$4,793.6	$4,339.5
Less: Accumulated depreciation and amortization	1,609.6	1,506.4	1,311.5
Net Utility Plant	3,461.8	3,287.2	3,028.0
Non-utility Property	39.9	13.7	13.8
Goodwill	1,163.9	1,164.9	946.0
Other Investments	63.8	62.1	62.4
Other Property and Investments	1,267.6	1,240.7	1,022.2
Current Assets:
Cash and cash equivalents	8.3	5.2	4.9
Accounts receivable (net of allowance for doubtful accounts)	248.2	220.7	195.6
Delayed customer billings	7.0	1.6	3.5
Inventories	174.8	202.3	143.9
Other	190.8	139.8	105.5
Total Current Assets	629.1	569.6	453.4
Regulatory Assets and Other Deferred Charges	939.7	966.9	795.4
Total Assets	$6,298.2	$6,064.4	$5,299.0

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,371.9	$1,221.5	$1,219.1
Retained earnings	653.1	550.9	588.6
Accumulated other comprehensive income (loss)	3.2	(4.2)	(5.3)
Total Common Stock Equity	2,028.2	1,768.2	1,802.4
Long-term debt	1,925.3	1,820.7	1,839.8
Total Capitalization	3,953.5	3,588.9	3,642.2
Current Liabilities:
Current portion of long-term debt	—	250.0	—
Notes payable	450.7	398.7	97.6
Accounts payable	206.4	210.9	135.8
Advance customer billings	15.9	70.2	53.0
Accrued liabilities and other	236.8	231.5	205.4
Total Current Liabilities	909.8	1,161.3	491.8
Deferred Credits and Other Liabilities:
Deferred income taxes	705.3	607.3	574.1
Pension and postretirement benefit costs	300.4	303.7	246.9
Asset retirement obligations	214.7	206.4	164.6
Regulatory liabilities	139.8	130.7	105.7
Other	74.7	66.1	73.7
Total Deferred Credits and Other Liabilities	1,434.9	1,314.2	1,165.0
Total Capitalization and Liabilities	$6,298.2	$6,064.4	$5,299.0

Condensed Consolidated Statements of Cash Flows - Unaudited

(In Millions)	Nine months ended June 30,
	2017	2016
Operating Activities:
Net Income	$174.9	$158.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	114.4	102.0
Deferred income taxes and investment tax credits	84.1	77.7
Changes in assets and liabilities	(57.2)	18.9
Other	4.5	(0.1)
Net cash provided by operating activities	320.7	356.9

Investing Activities:
Capital expenditures	(298.6)	(195.3)
Acquisition activity	3.8	—
Other	1.1	(1.5)
Net cash used in investing activities	(293.7)	(196.8)

Financing Activities:
Repayment of long-term debt	(393.8)	(80.0)
Issuance of long-term debt	250.0	80.0
Issuance (repayment) of short-term debt - net	52.0	(240.4)
Issuance of common stock	146.4	136.1
Dividends paid	(70.9)	(62.9)
Other	(7.6)	(1.8)
Net cash used in financing activities	(23.9)	(169.0)

Net Increase (Decrease) in Cash and Cash Equivalents	3.1	(8.9)
Cash and Cash Equivalents at Beginning of Period	5.2	13.8
Cash and Cash Equivalents at End of Period	$8.3	$4.9

Net Economic Earnings and Reconciliation to GAAP - Quarter

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Three Months Ended June 30, 2017
Net Income (Loss) (GAAP)	$23.0	$3.7	$(5.0)	$21.7	$0.45
Adjustments, pre-tax:
Unrealized loss (gain) on energy-related derivatives	0.1	(2.3)	—	(2.2)	(0.05)
Acquisition, divestiture and restructuring activities	0.2	—	1.7	1.9	0.04
Income tax effect of adjustments (1)	—	0.9	(0.7)	0.2	—
Net Economic Earnings (Loss) (Non-GAAP)	$23.3	$2.3	$(4.0)	$21.6	$0.44
Diluted EPS (GAAP)	$0.48	$0.08	$(0.11)	$0.45
Net Economic EPS (Non-GAAP) (2)	$0.48	$0.05	$(0.09)	$0.44

Three Months Ended June 30, 2016
Net Income (Loss) (GAAP)	$17.9	$(1.0)	$(6.2)	$10.7	$0.24
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	4.9	—	4.9	0.11
Lower of cost or market inventory adjustments	—	(0.1)	—	(0.1)	—
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	1.6	1.8	0.04
Income tax effect of adjustments (1)	(0.1)	(1.7)	(0.6)	(2.4)	(0.06)
Weighted Average Shares Adjustment (2)	—	—	—	—	0.01
Net Economic Earnings (Loss) (Non-GAAP)	$18.0	$1.8	$(5.2)	$14.6	$0.33
Diluted EPS (GAAP)	$0.40	$(0.02)	$(0.14)	$0.24
Net Economic EPS (Non-GAAP) (2)	$0.41	$0.04	$(0.12)	$0.33

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Fiscal 2016 net economic earnings per share exclude the impact of the May 2016 equity issuance to fund a portion of the acquisition of Mobile Gas and Willmut Gas. The weighted average diluted shares used in the net economic earnings per share calculation for the three months ended June 30, 2016 was 43.5 million compared to 44.6 million in the GAAP diluted EPS calculation. Fiscal 2017 net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Net Economic Earnings and Reconciliation to GAAP - Year-to-Date

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Nine Months Ended June 30, 2017
Net Income (Loss) (GAAP)	$187.0	$1.9	$(14.0)	$174.9	$3.75
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	0.1	3.1	—	3.2	0.07
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.2)	—	(0.2)	—
Acquisition, divestiture and restructuring activities	0.3	—	1.8	2.1	0.04
Income tax effect of adjustments (1)	(0.1)	(1.1)	(0.7)	(1.9)	(0.04)
Net Economic Earnings (Loss) (Non-GAAP)	$187.3	$3.7	$(12.9)	$178.1	$3.82
Diluted EPS (GAAP)	$4.01	$0.04	$(0.30)	$3.75
Net Economic EPS (Non-GAAP) (2)	$4.02	$0.08	$(0.28)	$3.82

Nine Months Ended June 30, 2016
Net Income (Loss) (GAAP)	$169.6	$2.8	$(14.0)	$158.4	$3.60
Adjustments, pre-tax:
Unrealized (gain) loss on energy-related derivatives	(0.1)	3.0	—	2.9	0.07
Lower of cost or market inventory adjustments (1)	—	0.6	—	0.6	0.01
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.9)	—	(0.9)	(0.02)
Acquisition, divestiture and restructuring activities	1.6	—	3.5	5.1	0.12
Income tax effect of adjustments (1)	(0.6)	(1.0)	(1.3)	(2.9)	(0.07)
Weighted average shares adjustment	—	—	—	—	0.03
Net Economic Earnings (Loss) (Non-GAAP)	$170.5	$4.5	$(11.8)	$163.2	$3.74
Diluted EPS (GAAP)	$3.86	$0.06	$(0.32)	$3.60
Net Economic EPS (Non-GAAP) (2)	$3.91	$0.10	$(0.27)	$3.74

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Fiscal 2016 net economic earnings per share exclude the impact of the May 2016 equity issuance to fund a portion of the acquisition of Mobile Gas and Willmut Gas. The weighted average diluted shares used in the net economic earnings per share calculation for the nine months ended June 30, 2016 was 43.5 million compared to 43.8 million in the GAAP diluted EPS calculation. Fiscal 2017 net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended June 30, 2017
Operating Income (Loss) (GAAP)	$47.1	$5.9	$(2.7)	$—	$50.3
Operation and maintenance expenses	101.9	1.5	4.5	(1.3)	106.6
Depreciation and amortization	38.4	0.1	0.1	—	38.6
Taxes, other than income taxes	30.5	0.1	0.1	—	30.7
Less: Gross receipts tax expense	(17.3)	—	—	—	(17.3)
Contribution Margin (Non-GAAP)	200.6	7.6	2.0	(1.3)	208.9
Natural and propane gas costs	88.7	10.3	0.1	(1.8)	97.3
Gross receipts tax expense	17.3	—	—	—	17.3
Operating Revenues	$306.6	$17.9	$2.1	$(3.1)	$323.5

Three Months Ended June 30, 2016
Operating Income (Loss) (GAAP)	$38.7	$(1.6)	$(1.8)	$—	$35.3
Operation and maintenance expenses	91.9	1.1	2.6	(0.3)	95.3
Depreciation and amortization	34.2	0.1	0.1	—	34.4
Taxes, other than income taxes	27.4	0.2	—	—	27.6
Less: Gross receipts tax expense	(15.3)	—	—	—	(15.3)
Contribution Margin (Non-GAAP)	176.9	(0.2)	0.9	(0.3)	177.3
Natural and propane gas costs	61.1	2.5	—	(6.9)	56.7
Gross receipts tax expense	15.3	—	—	—	15.3
Operating Revenues	$253.3	$2.3	$0.9	$(7.2)	$249.3

Nine Months Ended June 30, 2017
Operating Income (Loss) (GAAP)	$320.3	$2.9	$(3.4)	$—	$319.8
Operation and maintenance expenses	301.7	4.4	8.4	(3.9)	310.6
Depreciation and amortization	114.0	0.1	0.3	—	114.4
Taxes, other than income taxes	112.2	0.3	0.2	—	112.7
Less: Gross receipts tax expense	(70.4)	(0.1)	—	—	(70.5)
Contribution Margin (Non-GAAP)	777.8	7.6	5.5	(3.9)	787.0
Natural and propane gas costs	578.8	54.1	0.2	(8.6)	624.5
Gross receipts tax expense	70.4	0.1	—	—	70.5
Operating Revenues	$1,427.0	$61.8	$5.7	$(12.5)	$1,482.0

Nine Months Ended June 30, 2016
Operating Income (Loss) (GAAP)	$290.1	$4.7	$(4.8)	$—	$290.0
Operation and maintenance expenses	278.4	4.1	7.1	(0.9)	288.7
Depreciation and amortization	101.5	0.1	0.4	—	102.0
Taxes, other than income taxes	99.5	0.3	(0.1)	—	99.7
Less: Gross receipts tax expense	(65.0)	(0.1)	—	—	(65.1)
Contribution Margin (Non-GAAP)	704.5	9.1	2.6	(0.9)	715.3
Natural and propane gas costs	496.0	13.9	—	(32.3)	477.6
Gross receipts tax expense	65.0	0.1	—	—	65.1
Operating Revenues	$1,265.5	$23.1	$2.6	$(33.2)	$1,258.0